T3 Motion, Inc to Prepare Financial Plan for NYSE MKT

Costa Mesa, CA (June 6, 2012) www.t3motion.com - T3 Motion, Inc. (NYSE MKT:TTTM) (the “Company”)a producer of personal electric vehicles, announced today that on June 1, 2012, the Company was notified by NYSE MKT, LLC (NYSE MKT, or the “Exchange”) that its review of the Company’s publicly-available information indicated that the Company was not in compliance with Section 1003(a)(iv) of the NYSE MKT Company Guide (the “Company Guide”) in that it has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether it will be able to continue operations and/or meet its obligations as they mature. The Company has therefore become subject to the procedures and requirements of Section 1009 of the Company Guide.

In order to maintain its NYSE MKT listing, the Company will be required to submit a plan to NYSE MKT by July 2, 2012 addressing how it intends to regain compliance with Section 1003(a)(iv) of the Company Guide by November 20, 2012 (the “Plan”). If the Company does not submit the Plan, or if the Plan is not acceptable, the Company may be subject to delisting proceedings. Furthermore, if the Plan is acceptable but the Company is not in compliance with all the continued listing standards of the Company Guide by November 20, 2012, or if the Company does not make progress consistent with the Plan during the Plan periods, the Company may be subject to delisting proceedings at the discretion of the staff of NYSE MKT. The Company currently intends to submit the Plan for continued listing to NYSE MKT on or before July 2, 2012.

About T3 Motion, Inc.

T3 Motion, Inc. (AMEX: TTTM) designs, markets and manufacturesthe T3 Series, an electric stand up vehicle. Headquartered in Orange County, California, T3 Motion, Inc. is dedicated to raising the bar on environmental standards and law enforcement and security capabilities in personal mobility technology. More than 3,000 T3 Series vehicles have been deployed in over 30 countries worldwide.For more information, visit www.t3motion.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding T3 Motion’s business, which are not historical facts, are "forward-looking statements" that are not guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, among others, factors associated with market conditions and the satisfaction of customary closing conditions related to the proposed public offering. For additional information concerning these and other factors that may cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Registration Statement filed on Form S-1, as amended, and in the periodic reports the Company files from time to time with the Securities and Exchange Commission.

Company Contact	Investor Relations Contact
Rod Keller	DJ Carney
T3 Motion, Inc.	T3 Motion, Inc.
(714) 619-3600	(714) 619-3600
investor@t3motion.com	investor@t3motion.com